Exhibit 99.1

SYSCO REPORTS THIRD QUARTER FISCAL 2020 RESULTS

HOUSTON, May 5, 2020 - Sysco Corporation (NYSE: SYY) today announced financial results for its 13-week third fiscal quarter ended March 28, 2020.

Third Quarter Fiscal 2020 Highlights

•	Sales decreased 6.5% to $13.7 billion

•	Gross profit decreased 6.9% to $2.6 billion; gross margin decreased 7 basis points

•	Operating income decreased 88.6% to $60.3 million; adjusted¹ operating income decreased 39.2% to $377.0 million

•	EPS decreased $0.86 to $(0.01); adjusted¹ EPS decreased $0.34 to $0.45

First 39 Weeks of Fiscal 2020 Highlights

•	Sales decreased 1.4% to $44.0 billion

•	Gross profit decreased 1.1% to $8.3 billion; gross margin increased 5 basis points

•	Operating income decreased 20.4% to $1.3 billion; adjusted¹ operating income decreased 8.8% to $1.7 billion

•	EPS decreased $0.55 to $1.62; adjusted¹ EPS decreased $0.16 to $2.29

Over the last 50 years, Sysco has weathered its share of exogenous shocks and economic crises, and each time Sysco has remained a resolute foodservice industry leader. The extent of the COVID-19 crisis is more substantial than any other throughout the company’s history. Sysco would like to express its deepest gratitude to the front line workers who are working tirelessly to bring food to much needed communities during this crisis. We greatly appreciate your courageous efforts during these challenging times.

“In these unprecedented times, Sysco has a foundation which allows us to operate from a position of financial strength and flexibility. Soon after the onset of the crisis, Sysco took swift and decisive action to adjust to the new operating environment. Our strong balance sheet provides the stability to navigate the current environment, and we remain confident in our ability to achieve continued success and growth over the long term,” said Kevin Hourican, Sysco’s president and chief executive officer. “I am immensely proud of the way Sysco associates have served our customers and made the company their most valued and trusted partner during this difficult period. Sysco has a long track record of supporting customers and communities during crises, and through this experience, we have seen first-hand the essential role our company plays in the food supply chain.”

As we continue to assess and navigate this rapidly changing operating environment, Sysco has outlined key plans to ensure business and financial flexibility, while also preparing for the gradual demand recovery that we expect to occur once the COVID-19 crisis subsides. Our strategic approach is focused on stabilizing the business through cost reductions, creating new sources of revenue to drive our upside and preparing for the return in demand by maximizing our opportunities for the long term. Our work to reduce costs and to create new sources of revenue was started soon after the onset of the crisis,

¹

Earnings Per Share (EPS) are shown on a diluted basis unless otherwise specified. Adjusted financial results exclude certain items, which primarily include excess bad debt expense, goodwill impairment charges, restructuring costs, transformational project costs and acquisition-related costs. Specific to EPS, last year’s Certain Items include the impact of recognizing a foreign tax credit. Reconciliations of all non-GAAP measures are included at the end of this release.

and benefits will begin to be realized in the fourth quarter of fiscal 2020. Additionally, our strong balance sheet and substantial liquidity allow us to remain positioned to achieve continued long-term success. We are confident the steps we have taken will position Sysco well to manage through the current downturn and capitalize on our position as the industry leader as the global economy recovers. The company has also taken numerous actions to ensure its associates are operating in a safe environment as they continue efficient deliveries to its customers. We are proud to serve our customers and be their most valued and trusted partner during this difficult period.

Immediately after the onset of the virus, we took significant actions to reduce expenses. We expect cost reduction realizations to take effect beginning in the fourth quarter. In the fourth quarter of fiscal 2020 alone, we have removed more than $500 million of expenses from the business, which includes the difficult decision to reduce our staffing levels by approximately 33% through a combination of temporary workforce furloughs and permanent reductions in force. In addition, we have substantially reduced miles driven by re-routing our transportation fleet and implementing productivity improvements in our operating companies.

The exit rate of the third quarter saw a dramatic decline in volume, sales, and gross profit across all of the business segments as a result of the pandemic. From the low point at the end of March, trends in April have shown sequential weekly improvement that reflects further momentum and upward trajectory. We expect additional improvement throughout the month of May as certain states allow restaurants to re-open their dining areas.

Third Quarter Fiscal 2020 Results

U.S. Foodservice Operations

Sales for the third quarter were $9.6 billion, a decrease of 5.1% compared to the same period last year. Local case volume within U.S. Broadline operations decreased 4.1% for the third quarter, of which a decrease of 5.2% was organic, while total case volume within U.S. Broadline operations decreased 5.2%, of which a decrease of 5.8% was organic.

Gross profit decreased 5.7% to $1.9 billion, and gross margin decreased 11 basis points to 19.8%, compared to the same period last year. Food cost inflation was 1.3% in U.S. Broadline, as measured by the estimated change in Sysco’s product costs, primarily in the dairy and meat categories.

Operating expenses increased $123.6 million, or 9.9%, compared to the same period last year. Adjusted operating expenses increased $17.9 million, or 1.4%, compared to the same period last year.

Operating income was $528.0 million, a decrease of $237.4 million, or 31.0%, compared to the same period last year. Adjusted operating income was $636.7 million, a decrease of $131.7 million, or 17.1%, compared to the same period last year.

International Foodservice Operations

Sales for the third quarter were $2.5 billion, a decrease of 9.0% compared to the same period last year. On a constant currency basis, sales for the third quarter were $2.5 billion, a decrease of 7.8% compared to the same period last year. Foreign exchange rates negatively affected International Foodservice Operations sales by 1.3% and total Sysco sales by 0.2% during the quarter.

Gross profit decreased 11.4% to $500.9 million, and gross margin decreased 52 basis points to 20.0%, in each case as compared to the same period last year. On a constant currency basis, gross profit decreased 10.0% to $508.5 million. Foreign exchange rates negatively affected International Foodservice Operations gross profit by 1.3% and total Sysco gross profit by 0.3% during the quarter.

Operating expenses decreased $29.7 million, or 5.4%, compared to the same period last year. Adjusted operating expenses decreased $11.1 million, or 2.2%, compared to the same period last year. On a constant currency basis, adjusted operating expenses were relatively flat compared to the same period last year. Foreign exchange rates positively affected International Foodservice Operations operating expense by 1.7% and total Sysco operating expense by 0.4% during the quarter.

The company delivered an operating income loss of $83.8 million, a decrease of $93.9 million compared to the same period last year. Adjusted operating income was $5.0 million, a decrease of $53.1 million, or 91.4%, compared to the same period last year. On a constant currency basis, adjusted operating income was $3.8 million, a decrease of $54.3 million, or 93.5%, compared to the same period last year. Foreign exchange rates positively affected International Foodservice Operations operating income by 2.1% and total Sysco operating income by 0.2% during the quarter.

First 39 Weeks of Fiscal 2020 Results

U.S. Foodservice Operations

Sales for the first 39 weeks of fiscal 2020 were $30.7 billion, an increase of 0.2% compared to the same period last year. Local case volume within U.S. Broadline operations grew 0.6% for the first 39 weeks of fiscal 2020, of which a decrease of 0.4% was organic, while total case volume within U.S. Broadline operations decreased 0.8%, of which a decrease of 1.3% was organic.

Gross profit decreased 0.2% to $6.1 billion, and gross margin decreased 8 basis points to 19.9%, compared in each case to the same period last year. Food cost inflation was 2.2% in U.S. Broadline, as measured by the estimated change in Sysco’s product costs, primarily in the dairy, meat and frozen categories.

Operating expenses increased $148.4 million, or 3.9%, compared to the same period last year. Adjusted operating expenses increased $34.9 million, or 0.9%, compared to the same period last year.

Operating income was $2.2 billion, a decrease of $160.4 million, or 6.9%, compared to the same period last year. Adjusted operating income was $2.3 billion, a decrease of $46.9 million, or 2.0%, compared to the same period last year.

International Foodservice Operations

Sales for the first 39 weeks of fiscal 2020 were $8.3 billion, a decrease of $258.4 million, or 3.0%, compared to the same period last year. On a constant currency basis, sales for the third quarter were $8.5 billion, a decrease of 1.2% compared to the same period last year. Foreign exchange rates negatively affected International Foodservice Operations sales by 1.8% and total Sysco sales by 0.3% during the first 39 weeks of fiscal 2020.

Gross profit decreased 4.4% to $1.7 billion, and gross margin decreased 30 basis points to 20.4%, in each case as compared to the same period last year. On a constant currency basis, gross profit decreased 2.4% to $1.7 billion, as compared to the same period last year.

Operating expenses decreased $22.3 million, or 1.3%, compared to the same period last year. Adjusted operating expenses decreased $19.8 million, or 1.3%, compared to the same period last year. On a constant currency basis, adjusted operating expenses decreased $14.7 million, or 1.0%, compared to the same period last year.

Operating income was $5.9 million, a decrease of $56.1 million, or 90.5%, compared to the same period last year. Adjusted operating income was $178.0 million, a decrease of $58.6 million, or 24.8%, compared to the same period last year. On a constant currency basis, adjusted operating income was $178.8 million, a decrease of $57.9 million, or 24.5%, compared to the same period last year. Foreign exchange rates negatively affected total Sysco operating income during the first 39 weeks of fiscal 2020 by 0.1%.

Balance Sheet, Capital Spending and Cash Flow

Cash flow from operations was $1.1 billion for the first 39 weeks of fiscal 2020, which was $286.8 million lower compared to the same period last year. Free cash flow2 for the first 39 weeks of fiscal 2020 was $487.8 million, which was $510.9 million lower compared to the same period last year.

Capital expenditures, net of proceeds from sales of plant and equipment, for the first 39 weeks of fiscal 2020, was $224.1 million higher compared to the same period last year and, for the third quarter 2020, was in-line with the prior year period due to the pull-forward of certain fleet investments in the prior-year. We expect capital expenditures to be more than $200 million below fourth quarter fiscal 2019 as a result of recent reduction efforts.

As of May 5, 2020, the company had approximately $6.0 billion of cash and available liquidity.

[2]

Free cash flow is a non-GAAP measure that represents net cash provided from operating activities less purchases of plant and equipment and includes proceeds from sales of plant and equipment. Reconciliations for all non-GAAP measures are included at the end of this release.

Conference Call & Webcast

Sysco will host a conference call to review the company’s third quarter fiscal 2020 financial results on Tuesday, May 5, 2020, at 10:00 a.m. Eastern. A live webcast of the call, accompanying slide presentation and a copy of this news release will be available online at investors.sysco.com.

Key Highlights:

	13-Week Period Ended		39-Week Period Ended
	March 28, 2020	Change	March 28, 2020	Change
Financial Comparison:
Sales	$13.7 billion	-6.5%	$44.0 billion	-1.4%
Gross profit	$2.6 billion	-6.9%	$8.3 billion	-1.1%
Gross Margin	18.72%	-7 bps	18.93%	5 bps
GAAP:
Operating expenses	$2.5 billion	12.6%	$7.1 billion	3.4%
Certain Items	$316.7 million	NM	$464.8 million	52.1%
Operating Income	$60.3 million	-88.6%	$1.3 billion	-20.4%
Operating Margin	0.44%	-317 bps	2.91%	-70 bps
Net (Loss) Earnings	$(3.3) million	-100.7%	$833.9 million	-26.8%
Diluted (Loss) Earnings Per Share	$(0.01)	-101.2%	$1.62	-25.3%
Non-GAAP (1):
Operating Expenses	$2.2 billion	2.5%	$6.6 billion	1.2%
Operating Income	$377.0 million	-39.2%	$1.7 billion	-8.8%
Operating Margin	2.75%	-148 bps	3.97%	-32 bps
Net Earnings	$231.8 million	-43.6%	$1.2 billion	-8.1%
Diluted Earnings Per Share (2)	$0.45	-43.0%	$2.29	-6.5%
Case Growth:
U.S. Broadline	-5.2%		-0.8%
Local	-4.1%		0.6%
Sysco Brand Sales as a % of Cases:
U.S. Broadline	38.42%	81 bps	38.48%	53 bps
Local	46.99%	37 bps	47.23%	29 bps

Note:

(1)	A reconciliation of non-GAAP measures is included at the end of this release.
(2)	Individual components in the table above may not sum to the totals due to the rounding.

About Sysco

Sysco is the global leader in selling, marketing and distributing food products to restaurants, healthcare and educational facilities, lodging establishments and other customers who prepare meals away from home. Its family of products also includes equipment and supplies for the foodservice and hospitality industries. The company operates more than 320 distribution facilities worldwide and serves more than 650,000 customer locations. For fiscal 2019 that ended June 29, 2019, the company generated sales of more than $60 billion. Information about our CSR program, including Sysco’s 2019 Corporate Social Responsibility Report, can be found at https://sysco.com/dam/Sysco/About/Corporate-Social-Responsibility/2019-CSR-Report.pdf.

For more information, visit www.sysco.com or connect with Sysco on Facebook at www.facebook.com/SyscoCorporation or Twitter at https://twitter.com/Sysco. For important news and information regarding Sysco, visit the Investor Relations section of the company’s Internet home page at investors.sysco.com, which Sysco plans to use as a primary channel for publishing key information to its investors, some of which may contain material and previously non-public information. Investors should also follow us at www.twitter.com/SyscoStock and download the Sysco IR App, available on the iTunes App Store and the Google Play Market. In addition, investors should continue to review our news releases and filings with the SEC. It is possible that the information we disclose through any of these channels of distribution could be deemed to be material information.

Forward-Looking Statements

Statements made in this press release or in our earnings call for the third quarter of fiscal 2020 that look forward in time or that express management’s beliefs, expectations or hopes are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the views of management at the time such statements are made and are subject to a number of risks, uncertainties, estimates, and assumptions that may cause actual results to differ materially from current expectations. These statements include: the effect, impact, potential duration or other implications of the recent outbreak of a novel strain of coronavirus (“COVID-19”) and any expectations we may have with respect thereto; our expectations regarding our ability to manage the current downturn and capitalize on our position as the industry leader as the global economy recovers; our expectations regarding future market share gains; our expectations regarding our investment capability to build inventory and set up new customers; our plans to leverage technology improvements to enable reductions in our workforce without compromising service or quality; our expectations regarding our company, and our ability to attract and serve new customers, following the COVID-19 crisis; expectations regarding the timing of our realization of the benefits of expense reduction efforts and the effects of such reductions; our plans to focus on a narrower set of strategic initiatives, the timing of the completion of key projects undertaken pursuant to such initiatives, and the expected effects from such initiatives; the effects of our planned investments in digital technology; our expectations regarding our “Snap Back” planning; our expectations regarding collections during the remainder of fiscal 2020; our expectations regarding the timing of improvements in the economy following the COVID-19 crisis; our expectations that our investments in technology and our business will allow for future growth and exceptional customer service; our expectations regarding our ability to increase profitability for SYGMA; our expectations regarding our ability to leverage operating expense growth to gross profit growth; our expectations regarding our investments across Europe, including, but not limited to, the integration of Brakes France and Davigel to Sysco France, including our ability to continue to succeed in the French marketplace; expectations regarding growth opportunities in Europe; expectations regarding growth opportunities in Latin America; our expectations regarding the impact of costs associated with the senior leadership change; our ability to deliver against our strategic priorities, which we believe will provide excellent customer service and improve our overall performance; statements regarding economic trends in the United States and abroad; our expectations regarding the amount of our capital expenditures in fiscal 2020; our expectations regarding future accelerated growth and performance, and expectations regarding the impact on adjusted operating income of investment spending to achieve these goals; plans to achieve our corporate social responsibility goals; and our expectations regarding cash flow from operations.

The success of our plans and expectations regarding our operating performance are subject to the general risks associated with our business, including the risks of interruption of supplies due to lack of long-term contracts, severe weather, crop conditions, work stoppages, intense competition, technology disruptions, dependence on large, long-term regional and national customers, inflation risks, the impact of fuel prices, adverse publicity, labor issues, political or financial instability, trade restrictions, tariffs, currency exchange rates, transport capacity and costs and other factors relating to foreign trade, any or all of which could delay our receipt of product or increase our input costs. Risks and uncertainties also include the impact and effects of public health crises, pandemics and epidemics, such as the recent outbreak of COVID-19, and the adverse impact thereof on our business, financial condition and results of operations, including, but not limited to, our growth, product costs, supply chain, labor availability, logistical capabilities, customer demand for our products and industry demand generally, consumer spending, our liquidity, the price of our securities and trading markets with respect thereto, our credit ratings, our ability to maintain compliance with the covenants in our credit agreement, our ability to access capital markets, and the global economy and financial markets generally. Risks and uncertainties also include risks impacting the economy generally, including the risks that the current general economic conditions will deteriorate, or consumer confidence in the economy or consumer spending, particularly on food-away-from-home, may decline. Market conditions may not improve. Competition and the impact of GPOs may reduce our margins and make it difficult for us to maintain our market share, growth rate and profitability. We may not be able to fully compensate for increases in fuel costs, and fuel hedging arrangements intended to contain fuel costs could result in above market fuel costs. Our ability to meet our long-term strategic objectives depends on our ability to grow gross profit, leverage our supply chain costs and reduce administrative costs. This will depend largely on the success of our various business initiatives, including efforts related to revenue management, expense management, our digital e-commerce strategy and any efforts related to restructuring or the reduction of administrative costs. There are various risks related to these efforts, including the risk that if sales from our locally managed customers do not grow at the same rate as sales from regional and national customers, or if we are unable to continue to accelerate local case growth, our gross margins may decline; the risk that we are unlikely to be able to predict inflation over the long term, and lower inflation is likely to produce lower gross profit; the risk that our efforts to modify truck routing, including our small truck initiative, in order to reduce outbound transportation costs may not be effective; the risk that our efforts to mitigate increases in warehouse costs may be unsuccessful; the risk that we may not be able to accelerate and/or identify additional administrative cost savings in order to compensate for any gross profit or supply chain cost leverage challenges; the risk that these efforts may not provide the expected benefits in our anticipated time frame, if at all, and may prove costlier than expected; the risk that the actual costs of any initiatives may be greater or less than currently expected; and the risk of adverse effects to our business, results of operations and liquidity if past and future undertakings, and the associated changes to our business, do not prove to be cost effective or do not result in the cost savings and other benefits at the levels that we anticipate. Our plans related to and the timing of any initiatives are subject to change at any time based on management’s subjective evaluation of our overall business needs. If we are unable to realize the anticipated benefits from our efforts, we could become cost disadvantaged in the marketplace, and our competitiveness and our profitability could decrease. Adverse publicity about us or lack of confidence in our products could negatively impact our reputation and reduce earnings. Capital expenditures may vary based on changes in business plans and other factors, including risks related to the implementation of various initiatives, the timing and successful completion of acquisitions, construction schedules and the possibility that other cash requirements could result in delays or cancellations of capital spending. Periods of significant or prolonged inflation or deflation, either overall or in certain product categories, can have a negative impact on us and our customers, as high food costs can reduce consumer spending in the food-away-from-home market, and may negatively impact our sales, gross profit, operating income and earnings, and periods of deflation can be difficult to manage effectively. Fluctuations in inflation and deflation, as well as fluctuations in the value of foreign currencies, are beyond our control and subject to broader market forces. Expanding into international markets presents unique challenges and risks, including compliance with local laws, regulations and customs and the impact of local political and economic conditions, including the impact of Brexit and the “yellow vest” protests in France against a fuel tax increase, pension reform and the French government, and such expansion efforts may not be successful. Any business that we acquire may not perform as expected, and we may not realize the anticipated benefits of our acquisitions. Expectations regarding the financial statement impact of any acquisitions may change based on management’s subjective evaluation. A divestiture of one or more of our businesses may not provide the anticipated effects on our operations. Meeting our dividend target objectives depends on our level of earnings, available cash and the success of our various strategic initiatives. Changes in applicable tax laws or regulations and the resolution of tax disputes could negatively affect our financial results. We rely on technology in our business and any cybersecurity incident, other technology disruption or delay in implementing new technology could negatively affect our business and our relationships with customers. For a discussion of additional factors impacting Sysco’s business, see our Annual Report on Form 10-K for the year ended June 29, 2019, as filed with the SEC, and our subsequent filings with the SEC. We do not undertake to update our forward-looking statements, except as required by applicable law.

Sysco Corporation and its Consolidated Subsidiaries

CONSOLIDATED RESULTS OF OPERATIONS

(In Thousands, Except for Share and Per Share Data)

	13-Week Period Ended		39-Week Period Ended
	Mar. 28, 2020	Mar. 30, 2019	Mar. 28, 2020	Mar. 30, 2019
Sales	$13,698,699	$14,658,074	$44,026,746	$44,639,060
Cost of sales	11,134,459	11,903,776	35,690,737	36,209,265

Gross profit	2,564,240	2,754,298	8,336,009	8,429,795
Operating expenses	2,503,966	2,224,713	7,054,924	6,820,175

Operating income	60,274	529,585	1,281,085	1,609,620
Interest expense	83,854	94,514	243,951	270,643
Other expense (income), net	5,200	4,120	7,505	15,449

Earnings (loss) before income taxes	(28,780)	430,951	1,029,629	1,323,528
Income taxes	(25,483)	(9,132)	195,735	185,023

Net earnings (loss)	$(3,297)	$440,083	$833,894	$1,138,505

Net earnings:
Basic earnings (loss) per share	$(0.01)	$0.86	$1.63	$2.20
Diluted earnings (loss) per share	(0.01)	0.85	1.62	2.17
Average shares outstanding	508,745,253	514,185,453	510,729,277	517,637,952
Diluted shares outstanding	512,657,657	519,821,311	515,632,815	524,487,510

Sysco Corporation and its Consolidated Subsidiaries

CONSOLIDATED BALANCE SHEETS

(In Thousands, Except for Share Data)

	Mar. 28, 2020	Jun. 29, 2019
ASSETS
Current assets
Cash and cash equivalents	$2,240,807	$513,460
Accounts and notes receivable, less allowances of $246,076 and $28,176	3,656,219	4,181,696
Inventories	3,697,515	3,216,034
Prepaid expenses and other current assets	234,857	210,582
Income tax receivable	28,377	19,733

Total current assets	9,857,775	8,141,505
Plant and equipment at cost, less accumulated depreciation	4,604,618	4,501,705
Other long-term assets
Goodwill	3,862,725	3,896,226
Intangibles, less amortization	802,593	857,301
Deferred income taxes	168,496	80,760
Operating lease right-of-use assets, net	620,556	—
Other assets	515,569	489,025

Total other long-term assets	5,969,939	5,323,312

Total assets	$20,432,332	$17,966,522

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Notes payable	$4,314	$3,957
Accounts payable	3,969,004	4,314,620
Accrued expenses	1,721,100	1,729,941
Accrued income taxes	—	17,343
Current operating lease liabilities	102,994	—
Current maturities of long-term debt	827,597	37,322

Total current liabilities	6,625,009	6,103,183
Long-term liabilities
Long-term debt	10,023,250	8,122,058
Deferred income taxes	128,848	172,232
Long-term operating lease liabilities	543,127	—
Other long-term liabilities	1,051,655	1,031,020

Total long-term liabilities	11,746,880	9,325,310
Commitments and contingencies
Noncontrolling interest	31,553	35,426
Shareholders’ equity
Preferred stock, par value $1 per share Authorized 1,500,000 shares, issued none	—	—
Common stock, par value $1 per share Authorized 2,000,000,000 shares, issued 765,174,900 shares	765,175	765,175
Paid-in capital	1,528,893	1,457,419
Retained earnings	11,407,033	11,229,679
Accumulated other comprehensive loss	(1,665,522)	(1,599,729)
Treasury stock at cost, 257,976,491 and 252,297,926 shares	(10,006,689)	(9,349,941)

Total shareholders’ equity	2,028,890	2,502,603

Total liabilities and shareholders’ equity	$20,432,332	$17,966,522

Sysco Corporation and its Consolidated Subsidiaries

CONSOLIDATED CASH FLOWS

(In Thousands)

	39-Week Period Ended
	Mar. 28, 2020	Mar. 30, 2019
Cash flows from operating activities:
Net earnings	$833,894	$1,138,505
Adjustments to reconcile net earnings to cash provided by operating activities:
Share-based compensation expense	63,942	78,110
Depreciation and amortization	558,588	576,596
Operating lease asset amortization	83,749	—
Amortization of debt issuance and other debt-related costs	15,247	16,244
Goodwill Impairment	68,725	—
Deferred income taxes	(145,133)	(98,206)
Provision for losses on receivables	213,769	43,791
Other non-cash items	6,765	(7,677)
Additional changes in certain assets and liabilities, net of effect of businesses acquired:
Decrease (increase) in receivables	342,557	(317,627)
(Increase) in inventories	(497,391)	(231,732)
(Increase) in prepaid expenses and other current assets	(38,831)	(20,823)
(Decrease) increase in accounts payable	(353,836)	231,213
(Decrease) increase in accrued expenses	(28,406)	62,518
(Decrease) in operating lease liabilities	(95,861)	—
(Decrease) in accrued income taxes	(25,987)	(41,813)
Decrease (increase) in other assets	23,263	(14,819)
Increase (decrease) in other long-term liabilities	53,415	(49,055)

Net cash provided by operating activities	1,078,469	1,365,225

Cash flows from investing activities:
Additions to plant and equipment	(603,865)	(382,905)
Proceeds from sales of plant and equipment	13,245	16,383
Acquisition of businesses, net of cash acquired	(142,780)	(97,530)
Purchase of marketable securities	(11,424)	(115,807)
Proceeds from sales of marketable securities	17,465	—
Other investing activities (1)	67,371	—

Net cash used for investing activities	(659,988)	(579,859)

Cash flows from financing activities:
Bank and commercial paper borrowings, net	20,886	200,000
Other debt borrowings	2,682,278	389,681
Other debt repayments	(28,244)	(278,234)
Proceeds from stock option exercises	186,503	211,174
Treasury stock purchases	(844,699)	(866,714)
Dividends paid	(628,056)	(575,059)
Other financing activities (2)	(45,990)	(20,663)

Net cash provided by (used for) for financing activities	1,342,678	(939,815)

Effect of exchange rates on cash, cash equivalents and restricted cash	(8,857)	(11,619)

Net increase (decrease) in cash and cash equivalents (3)	1,752,302	(166,068)
Cash, cash equivalents and restricted cash at beginning of period	532,245	715,844

Cash, cash equivalents and restricted cash at end of period (3)	$2,284,547	$549,776

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$247,606	$252,377
Income taxes	358,622	379,728

(1)	Change primarily includes proceeds from the settlement of net investment hedges and proceeds from the settlement of corporate-owned life insurance policies.
(2)	Change includes cash paid for shares withheld to cover taxes, debt issuance costs and other financing activities.
(3)	Change includes restricted cash included within other assets in the Consolidated Balance Sheet.

Sysco Corporation and its Consolidated Subsidiaries

Non-GAAP Reconciliation (Unaudited)

Impact of Certain Items

Sysco’s results of operations for fiscal 2020 and fiscal 2019 were impacted by restructuring and transformational project costs consisting of: (1) expenses associated with our various transformation initiatives; (2) severance and facility closure charges; and (3) restructuring charges. All acquisition-related costs in the first 39 weeks of fiscal 2020 and fiscal 2019 that have been designated as Certain Items relate to the Brakes Acquisition. These include acquisition-related intangible amortization expense. Fiscal 2020 results of operations were also negatively impacted by costs arising from the COVID-19 pandemic, the most significant including (1) excess bad debt expense and (2) goodwill impairment charges. Many of Sysco’s customers, including those in the restaurant, hospitality and education segments, are closed or operating at a substantially reduced volume due to governmental requirements for closures. Some of these customers have ceased paying their outstanding receivables, creating uncertainty as to their collectability. We have experienced an increase in past due receivables and have recognized additional bad debt charges. We have estimated uncollectible amounts by applying write-off percentages based on an aging of past due receivables. These write-off percentages are based in part on historical loss experience, including losses incurred during times of local and regional disasters. We have estimated the amount attributable to the impact of the COVID-19 pandemic on our customers by comparing our March allowance results to the prior three-month average, with excess amounts being a reasonable estimate of what the reserve for the allowance for doubtful accounts would have been for the third quarter and first 39 weeks of fiscal 2020, absent the impact of the COVID-19 pandemic. Because the COVID-19 pandemic is more widespread and longer in duration than historical disasters impacting our business, it is possible that actual uncollectible amounts will differ and additional charges may be required in the fourth quarter of fiscal 2020. Although Sysco traditionally incurs bad debt expense, the magnitude of such expenses that we have experienced is not indicative of our normal operations. Our adjusted results have not been normalized in a manner that would exclude the full impact of the COVID-19 pandemic on our business. As such, Sysco has not adjusted its results for lost sales, inventory write-offs or other costs associated with the COVID-19 pandemic not previously stated. In addition, results of operations in the first 39 weeks of fiscal 2019 were negatively affected by acquisition-related integration costs specific to the Brakes Acquisition and the impact of recognizing a foreign tax credit.

The results of our foreign operations can be impacted due to changes in exchange rates applicable in converting local currencies to U.S. dollars. We measure our International Foodservice Operations results on a constant currency basis. Constant currency operating results are calculated by translating current-period local currency operating results with the currency exchange rates used to translate the financial statements in the comparable prior-year period to determine what the current-period U.S. dollar operating results would have been if the currency exchange rate had not changed from the comparable prior-year period.

Management believes that adjusting its operating expenses, operating income, net earnings and diluted earnings per share to remove these Certain Items and presenting its International Foodservice Operations results on a constant currency basis, provides an important perspective with respect to our underlying business trends and results and provides meaningful supplemental information to both management and investors that (1) is indicative of the performance of the company’s underlying operations, facilitating comparisons on a year-over-year basis and (2) removes those items that are difficult to predict and are often unanticipated and that, as a result, are difficult to include in analysts’ financial models and our investors’ expectations with any degree of specificity.

Although Sysco has a history of growth through acquisitions, the Brakes Group was significantly larger than the companies historically acquired by Sysco, with a proportionately greater impact on Sysco’s consolidated financial statements. Accordingly, Sysco is excluding from its non-GAAP financial measures for the relevant period solely those acquisition costs specific to the Brakes Acquisition. We believe this approach significantly enhances the comparability of Sysco’s results for fiscal 2020 and fiscal 2019.

Set forth below is a reconciliation of sales, operating expenses, operating income, interest expense, net earnings and diluted earnings per share to adjusted results for these measures for the periods presented. Individual components of diluted earnings per share may not add up to the total presented due to rounding. Adjusted diluted earnings per share is calculated using adjusted net earnings divided by diluted shares outstanding.

Sysco Corporation and its Consolidated Subsidiaries

Non-GAAP Reconciliation (Unaudited)

Impact of Certain Items

(Dollars in Thousands, Except for Share and Per Share Data)

	13-Week Period Ended Mar. 28, 2020	13-Week Period Ended Mar. 30, 2019	Change in Dollars	% Change
Operating expenses (GAAP)	$2,503,966	$2,224,713	$279,253	12.6%
Impact of restructuring and transformational project costs (1)	(77,195)	(72,207)	(4,988)	6.9
Impact of acquisition-related costs (2)	(17,321)	(18,398)	1,077	-5.9
Impact of excess bad debt expense	(153,499)	—	(153,499)	NM
Impact of goodwill impairment	(68,725)	—	(68,725)	NM

Operating expenses adjusted for Certain Items (Non-GAAP)	$2,187,226	$2,134,108	$53,118	2.5%

Operating income (GAAP)	$60,274	$529,585	$(469,311)	-88.6%
Impact of restructuring and transformational project costs (1)	77,195	72,207	4,988	6.9
Impact of acquisition-related costs (2)	17,321	18,398	(1,077)	-5.9
Impact of excess bad debt expense	153,499	—	153,499	NM
Impact of goodwill impairment	68,725	—	68,725	NM

Operating income adjusted for Certain Items (Non-GAAP)	$377,014	$620,190	$(243,176)	-39.2%

Net earnings (GAAP)	$(3,297)	$440,083	$(443,380)	NM
Impact of restructuring and transformational project costs (1)	77,195	72,207	4,988	6.9
Impact of acquisition-related costs (2)	17,321	18,398	(1,077)	-5.9
Impact of excess bad debt expense	153,499	—	153,499	NM
Impact of goodwill impairment	68,725	—	68,725	NM
Tax impact of restructuring and transformational project costs (3)	(28,461)	(19,271)	(9,190)	47.7
Tax impact of acquisition-related costs (3)	(6,777)	(4,899)	(1,878)	38.3
Tax impact of excess bad debt expense (3)	(46,410)	—	(46,410)	NM
Impact of foreign tax credit benefit	—	(95,067)	95,067	NM
Impact of US transition tax	—	(269)	269	NM

Net earnings adjusted for Certain Items (Non-GAAP)	$231,795	$411,182	$(179,387)	-43.6%

Diluted earnings per share (GAAP)	$(0.01)	$0.85	$(0.86)	NM
Impact of restructuring and transformational project costs (1)	0.15	0.14	0.01	7.1
Impact of acquisition-related costs (2)	0.03	0.04	(0.01)	-25.0
Impact of excess bad debt expense	0.30	—	0.30	NM
Impact of goodwill impairment	0.13	—	0.13	NM
Tax impact of restructuring and transformational project costs (3)	(0.06)	(0.04)	(0.02)	50.0
Tax impact of acquisition-related costs (3)	(0.01)	(0.01)	—	NM
Tax impact of excess bad debt expense (3)	(0.09)	—	(0.09)	NM
Impact of foreign tax credit benefit	—	(0.18)	0.18	NM

Diluted EPS adjusted for Certain Items (Non-GAAP) (4)	$0.45	$0.79	$(0.34)	-43.0%

Diluted shares outstanding	512,657,657	519,821,311

(1)

Fiscal 2020 includes $48 million related to restructuring, facility closure and severance charges, of which $21 million relates to Corporate severance charges, and $30 million related to various transformation initiative costs, primarily consisting of changes to our business technology strategy. Fiscal 2019 includes $37 million related to restructuring, facility closure and severance and $35 million related to various transformation initiative costs.

(2)

Fiscal 2020 and fiscal 2019 include $17 million and $18 million, respectively, related to intangible amortization expense from the Brakes Acquisition, which is included in the results of International Foodservice.

(3)

The tax impact of adjustments for Certain Items are calculated by multiplying the pretax impact of each Certain Item by the statutory rates in effect for each jurisdiction where the Certain Item was incurred.

(4)

Individual components of diluted earnings per share may not add up to the total presented due to rounding. Total diluted earnings per share is calculated using adjusted net earnings divided by diluted shares outstanding.

NM represents that the percentage change is not meaningful.

Sysco Corporation and its Consolidated Subsidiaries

Non-GAAP Reconciliation (Unaudited)

Impact of Certain Items

(Dollars in Thousands, Except for Share and Per Share Data)

	39-Week Period Ended Mar. 28, 2020	39-Week Period Ended Mar. 30, 2019	Change in Dollars	% Change
Operating expenses (GAAP)	$7,054,924	$6,820,175	$234,749	3.4%
Impact of restructuring and transformational project costs (1)	(191,022)	(247,547)	56,525	-22.8
Impact of acquisition-related costs (2)	(51,543)	(58,042)	6,499	-11.2
Impact of excess bad debt expense	(153,499)	—	(153,499)	NM
Impact of goodwill impairment	(68,725)	—	(68,725)	NM

Operating expenses adjusted for Certain Items (Non-GAAP)	$6,590,135	$6,514,586	$75,549	1.2%

Operating income (GAAP)	$1,281,085	$1,609,620	$(328,535)	-20.4%
Impact of restructuring and transformational project costs (1)	191,022	247,547	(56,525)	-22.8
Impact of acquisition-related costs (2)	51,543	58,042	(6,499)	-11.2
Impact of excess bad debt expense	153,499	—	153,499	NM
Impact of goodwill impairment	68,725	—	68,725	NM

Operating income adjusted for Certain Items (Non-GAAP)	$1,745,874	$1,915,209	$(169,335)	-8.8%

Net earnings (GAAP)	$833,894	$1,138,505	$(304,611)	-26.8%
Impact of restructuring and transformational project costs (1)	191,022	247,547	(56,525)	-22.8
Impact of acquisition-related costs (2)	51,543	58,042	(6,499)	-11.2
Impact of excess bad debt expense	153,499	—	153,499	NM
Impact of goodwill impairment	68,725	—	68,725	NM
Tax impact of restructuring and transformational project costs (3)	(57,756)	(64,831)	7,075	-10.9
Tax impact of acquisition-related costs (3)	(15,584)	(15,201)	(383)	2.5
Tax impact of excess bad debt expense (3)	(46,410)	—	(46,410)	NM
Impact of French tax rate change	924	—	924	NM
Impact of foreign tax credit benefit	—	(95,067)	95,067	NM
Impact of US transition tax	—	14,885	(14,885)	NM

Net earnings adjusted for Certain Items (Non-GAAP)	$1,179,857	$1,283,880	$(104,023)	-8.1%

Diluted earnings per share (GAAP)	$1.62	$2.17	$(0.55)	-25.3%
Impact of restructuring and transformational project costs (1)	0.37	0.47	(0.10)	-21.3
Impact of acquisition-related costs (2)	0.10	0.11	(0.01)	-9.1
Impact of excess bad debt expense	0.30	—	0.30	NM
Impact of goodwill impairment	0.13	—	0.13	NM
Tax impact of restructuring and transformational project costs (3)	(0.11)	(0.12)	0.01	-8.3
Tax impact of acquisition-related costs (3)	(0.03)	(0.03)	—	NM
Tax impact of excess bad debt expense (3)	(0.09)	—	(0.09)	NM
Impact of US transition tax	—	0.03	(0.03)	NM
Impact of foreign tax credit benefit	—	(0.18)	0.18	NM

Diluted EPS adjusted for Certain Items (Non-GAAP) (4)	$2.29	$2.45	$(0.16)	-6.5%

Diluted shares outstanding	515,632,815	524,487,510

(1)

Fiscal 2020 includes $100 million related to severance, restructuring and facility closure charges, of which $37 million relates to our integration of Brake France and Davigel into Sysco France and $21 million relates to Corporate severance charges. Fiscal 2020 also includes $91 million related to various transformation initiative costs, primarily consisting of changes to our business technology strategy. Fiscal 2019 includes $133 million related to severance, restructuring and facility closure charges in Europe, Canada and at Corporate, of which $58 million relates to our France restructuring as part of our integration of Brake France and Davigel into Sysco France, and $114 million related to various transformation initiative costs, of which $17 million relates to accelerated depreciation with regard to software that was replaced.

(2)

Fiscal 2020 and fiscal 2019 include $52 million and $57 million, respectively, related to intangible amortization expense from the Brakes Acquisition, which is included in the results of International Foodservice and integration costs in fiscal 2019.

(3)

The tax impact of adjustments for Certain Items are calculated by multiplying the pretax impact of each Certain Item by the statutory rates in effect for each jurisdiction where the Certain Item was incurred.

(4)

Individual components of diluted earnings per share may not add up to the total presented due to rounding. Total diluted earnings per share is calculated using adjusted net earnings divided by diluted shares outstanding.

NM represents that the percentage change is not meaningful.

Sysco Corporation and its Consolidated Subsidiaries

Segment Results

Non-GAAP Reconciliation (Unaudited)

Impact of Certain Items on Applicable Segments

(Dollars in Thousands)

	13-Week Period Ended Mar. 28, 2020	13-Week Period Ended Mar. 30, 2019	Change in Dollars	%/bps Change
U.S. FOODSERVICE OPERATIONS
Sales	$9,587,005	$10,105,283	$(518,278)	-5.1%
Gross Profit	1,895,380	2,009,129	(113,749)	-5.7%
Gross Margin	19.77%	19.88%		-11 bps
Operating expenses (GAAP)	$1,367,353	$1,243,704	$123,649	9.9%
Impact of restructuring and transformational project costs (1)	(1,402)	(2,927)	1,525	-52.1
Impact of excess bad debt expense	(107,230)	—	(107,230)	NM

Operating expenses adjusted for Certain Items (Non-GAAP)	$1,258,721	$1,240,777	$17,944	1.4%

Operating income (GAAP)	$528,025	$765,425	$(237,400)	-31.0%
Impact of restructuring and transformational project costs (1)	1,402	2,927	(1,525)	-52.1
Impact of excess bad debt expense	107,230	—	107,230	NM

Operating income adjusted for Certain Items (Non-GAAP)	$636,657	$768,352	$(131,695)	-17.1%

INTERNATIONAL FOODSERVICE OPERATIONS
Sales (GAAP)	$2,508,642	$2,757,891	$(249,249)	-9.0%
Impact of currency fluctuations (2)	35,295	—	35,295	1.3

Comparable sales using a constant currency basis (Non-GAAP)	$2,543,937	$2,757,891	$(213,954)	-7.8%

Gross Profit (GAAP)	$500,929	$565,116	$(64,187)	-11.4%
Impact of currency fluctuations (2)	7,542	—	7,542	1.3

Comparable gross profit using a constant currency basis (Non-GAAP)	$508,471	$565,116	$(56,645)	-10.0%

Gross Margin (GAAP)	19.97%	20.49%		-52 bps
Impact of currency fluctuations (2)	0.02	—		2 bps

Comparable gross margin using a constant currency basis (Non-GAAP)	19.99%	20.49%		-50 bps

Operating expenses (GAAP)	$584,715	$554,971	$29,744	5.4%
Impact of restructuring and transformational project costs (3)	(25,180)	(29,574)	4,394	-14.9
Impact of acquisition-related costs (4)	(17,321)	(18,379)	1,058	-5.8
Impact of excess bad debt expense	(46,269)	—	(46,269)	NM

Operating expenses adjusted for Certain Items (Non-GAAP)	$495,945	$507,018	$(11,073)	-2.2%
Impact of currency fluctuations (2)	8,741	—	8,741	1.7

Comparable operating expenses adjusted for Certain Items using a constant currency basis (Non-GAAP)	$504,686	$507,018	$(2,332)	-0.5%

Operating income (GAAP)	$(83,786)	$10,145	$(93,931)	NM
Impact of restructuring and transformational project costs (3)	25,180	29,574	(4,394)	-14.9
Impact of acquisition-related costs (4)	17,321	18,379	(1,058)	-5.8
Impact of excess bad debt expense	46,269	—	46,269	NM

Operating income adjusted for Certain Items (Non-GAAP)	$4,984	$58,098	$(53,114)	-91.4%
Impact of currency fluctuations (2)	(1,199)	—	(1,199)	-2.1

Comparable operating income adjusted for Certain Items using a constant currency basis (Non-GAAP)	$3,785	$58,098	$(54,313)	-93.5%

SYGMA
Sales	$1,364,111	$1,537,312	$(173,201)	-11.3%
Gross Profit	118,891	125,915	(7,024)	-5.6%
Gross Margin	8.72%	8.19%		53 bps
Operating expenses (GAAP)	$108,590	$114,247	$(5,657)	-5.0%

Impact of restructuring and transformational project costs (5)	(122)	(369)	247	-66.9

Operating expenses adjusted for Certain Items (Non-GAAP)	$108,468	$113,878	$(5,410)	-4.8%

Operating income (GAAP)	$10,301	$11,668	$(1,367)	-11.7%
Impact of restructuring and transformational project costs (5)	122	369	(247)	-66.9

Operating income adjusted for Certain Items (Non-GAAP)	$10,423	$12,037	$(1,614)	-13.4%

OTHER
Sales	$238,941	$257,588	$(18,647)	-7.2%
Gross Profit	56,000	63,878	(7,878)	-12.3%
Gross Margin	23.44%	24.80%		-136 bps
Operating expenses (GAAP)	$75,051	$57,502	$17,549	30.5%
Impact of goodwill impairment	(11,660)	—	(11,660)	NM

Operating expenses adjusted for Certain Items (Non-GAAP)	$63,391	$57,502	5,889	10.2%

Operating income (GAAP)	$(19,054)	$6,376	$(25,430)	NM
Impact of goodwill impairment	11,660	—	11,660	NM

Operating income adjusted for Certain Items (Non-GAAP)	$(7,394)	$6,376	(13,770)	NM

CORPORATE
Gross Profit	$(6,958)	$(9,740)	$2,782	-28.6
Operating expenses (GAAP)	$368,257	$254,289	$113,968	44.8%
Impact of restructuring and transformational project costs (6)	(50,490)	(39,337)	(11,153)	28.4
Impact of acquisition-related costs (7)	—	(19)	19	NM
Impact of goodwill impairment	(57,066)	—	(57,066)	NM

Operating expenses adjusted for Certain Items (Non-GAAP)	$260,701	$214,933	$45,768	21.3%

Operating income (GAAP)	$(375,215)	$(264,029)	$(111,186)	42.1%
Impact of restructuring and transformational project costs (6)	50,490	39,337	11,153	28.4
Impact of acquisition-related costs (7)	—	19	(19)	NM
Impact of goodwill impairment	57,066	—	57,066	NM

Operating income adjusted for Certain Items (Non-GAAP)	$(267,659)	$(224,673)	$(42,986)	19.1%

TOTAL SYSCO
Sales	$13,698,699	$14,658,074	$(959,375)	-6.5%
Gross Profit	2,564,240	2,754,298	(190,058)	-6.9%
Gross Margin	18.72%	18.79%		-7 bps
Operating expenses (GAAP)	$2,503,966	$2,224,713	$279,253	12.6%
Impact of restructuring and transformational project costs (1) (3) (5) (6)	(77,195)	(72,207)	(4,988)	6.9
Impact of acquisition-related costs (4) (7)	(17,321)	(18,398)	1,077	-5.9
Impact of excess bad debt expense	(153,499)	—	(153,499)	NM
Impact of goodwill impairment	(68,725)	—	(68,725)	NM

Operating expenses adjusted for Certain Items (Non-GAAP)	$2,187,226	$2,134,108	$53,118	2.5%

Operating income (GAAP)	$60,274	$529,585	$(469,311)	-88.6%
Impact of restructuring and transformational project costs (1) (3) (5) (6)	77,195	72,207	4,988	6.9
Impact of acquisition-related costs (4) (7)	17,321	18,398	(1,077)	-5.9
Impact of excess bad debt expense	153,499	—	153,499	NM
Impact of goodwill impairment	68,725	—	68,725	NM

Operating income adjusted for Certain Items (Non-GAAP)	$377,014	$620,190	$(243,176)	-39.2%

(1)	Includes charges related to business transformation projects and other restructuring charges.
(2)	Represents a constant currency adjustment, which eliminates the impact of foreign currency fluctuations on current year results.

(3)	Includes severance, restructuring and facility closure costs primarily in Europe and Canada.
(4)	Fiscal 2020 and fiscal 2019 include $17 million and $18 million, respectively, related to intangible amortization expense from the Brakes Acquisition.
(5)	Includes charges related to transformation initiatives, severance and other restructuring charges.
(6)

Fiscal 2020 and fiscal 2019 include various transformation initiative costs, primarily consisting of changes to our business technology strategy and severance related to restructuring. Fiscal 2019 includes $17 million of accelerated depreciation on software that was replaced.

(7)	Fiscal 2019 includes integration costs from the Brakes Acquisition.

NM represents that the percentage change is not meaningful.

Sysco Corporation and its Consolidated Subsidiaries

Segment Results

Non-GAAP Reconciliation (Unaudited)

Impact of Certain Items on Applicable Segments

(Dollars in Thousands)

	39-Week Period Ended Mar. 28, 2020	39-Week Period Ended Mar. 30, 2019	Change in Dollars	%/bps Change
U.S. FOODSERVICE OPERATIONS
Sales	$30,659,215	$30,591,799	$67,416	0.2%
Gross Profit	6,089,171	6,101,175	(12,004)	-0.2%
Gross Margin	19.86%	19.94%		-8 bps
Operating expenses (GAAP)	$3,930,960	$3,782,515	$148,445	3.9%
Impact of restructuring and transformational project costs (1)	(9,208)	(2,858)	(6,350)	NM
Impact of excess bad debt expense	(107,230)	—	(107,230)	NM

Operating expenses adjusted for Certain Items (Non-GAAP)	$3,814,522	$3,779,657	$34,865	0.9%

Operating income (GAAP)	$2,158,211	$2,318,660	$(160,449)	-6.9%
Impact of restructuring and transformational project costs (1)	9,208	2,858	6,350	NM
Impact of excess bad debt expense	107,230	—	107,230	NM

Operating income adjusted for Certain Items (Non-GAAP)	$2,274,649	$2,321,518	$(46,869)	-2.0%

INTERNATIONAL FOODSERVICE OPERATIONS
Sales (GAAP)	$8,311,081	$8,569,439	$(258,358)	-3.0%
Impact of currency fluctuations (2)	153,914	—	153,914	1.8

Comparable sales using a constant currency basis (Non-GAAP)	$8,464,995	$8,569,439	$(104,444)	-1.2%

Gross Profit (GAAP)	$1,692,153	$1,770,543	$(78,390)	-4.4%
Impact of currency fluctuations (2)	35,189	—	35,189	2.0

Comparable gross profit using a constant currency basis (Non-GAAP)	$1,727,342	$1,770,543	$(43,201)	-2.4%

Gross Margin (GAAP)	20.36%	20.66%		-30 bps
Impact of currency fluctuations (2)	(0.05)	—		-5 bps

Comparable gross margin using a constant currency basis (Non-GAAP)	20.41%	20.66%		-25 bps

Operating expenses (GAAP)	$1,686,258	$1,708,543	$(22,285)	-1.3%
Impact of restructuring and transformational project costs (3)	(74,302)	(117,390)	43,088	-36.7
Impact of acquisition-related costs (4)	(51,543)	(57,225)	5,682	-9.9
Impact of excess bad debt expense	(46,269)	—	(46,269)	NM

Operating expenses adjusted for Certain Items (Non-GAAP)	$1,514,144	$1,533,928	$(19,784)	-1.3%
Impact of currency fluctuations (2)	34,436	—	34,436	2.2

Comparable operating expenses adjusted for Certain Items using a constant currency basis (Non-GAAP)	$1,548,580	$1,533,928	$14,652	1.0%

Operating income (GAAP)	$5,895	$62,000	$(56,105)	-90.5%
Impact of restructuring and transformational project costs (3)	74,302	117,390	(43,088)	-36.7
Impact of acquisition-related costs (4)	51,543	57,225	(5,682)	-9.9
Impact of excess bad debt expense	46,269	—	46,269	NM

Operating income adjusted for Certain Items (Non-GAAP)	$178,009	$236,615	$(58,606)	-24.8%
Impact of currency fluctuations (2)	753	—	753	0.3

Comparable operating income adjusted for Certain Items using a constant currency basis (Non-GAAP)	$178,762	$236,615	$(57,853)	-24.5%

SYGMA
Sales	$4,266,998	$4,695,376	$(428,378)	-9.1%
Gross Profit	369,048	376,778	(7,730)	-2.1%

Gross Margin	8.65%	8.02%		62 bps
Operating expenses (GAAP)	$341,316	$359,565	$(18,249)	-5.1%
Impact of restructuring and transformational project costs (5)	(3,662)	(369)	(3,293)	NM

Operating expenses adjusted for Certain Items (Non-GAAP)	$337,654	$359,196	$(21,542)	-6.0%

Operating income (GAAP)	$27,732	$17,213	$10,519	61.1%
Impact of restructuring and transformational project costs (5)	3,662	369	3,293	NM

Operating income adjusted for Certain Items (Non-GAAP)	$31,394	$17,582	$13,812	78.6%

OTHER
Sales	$789,452	$782,446	$7,006	0.9%
Gross Profit	194,248	198,914	(4,666)	-2.3%
Gross Margin	24.61%	25.42%		-82 bps
Operating expenses (GAAP)	$193,762	$176,485	$17,277	9.8%
Impact of goodwill impairment	(11,660)	—	(11,660)	NM

Operating expenses adjusted for Certain Items (Non-GAAP)	$182,102	$176,485	$5,617	3.2%

Operating income (GAAP)	$485	$22,429	$(21,944)	-97.8%
Impact of goodwill impairment	11,660	—	11,660	NM

Operating income adjusted for Certain Items (Non-GAAP)	$12,145	$22,429	(10,284)	(45.9)%

CORPORATE
Gross Profit	$(8,611)	$(17,615)	$9,004	-51.1%
Operating expenses (GAAP)	$902,628	$793,067	$109,561	13.8%
Impact of restructuring and transformational project costs (6)	(103,850)	(126,930)	23,080	-18.2
Impact of acquisition-related costs (7)	—	(817)	817	NM
Impact of goodwill impairment	(57,066)	—	(57,066)	NM

Operating expenses adjusted for Certain Items (Non-GAAP)	$741,712	$665,320	$76,392	11.5%

Operating income (GAAP)	$(911,237)	$(810,682)	$(100,555)	12.4%
Impact of restructuring and transformational project costs (6)	103,850	126,930	(23,080)	-18.2
Impact of acquisition-related costs (7)	—	817	(817)	NM
Impact of goodwill impairment	57,066	—	57,066	NM

Operating income adjusted for Certain Items (Non-GAAP)	$(750,321)	$(682,935)	$(67,386)	9.9%

TOTAL SYSCO
Sales	$44,026,746	$44,639,060	$(612,314)	-1.4%
Gross Profit	8,336,009	8,429,795	(93,786)	-1.1%
Gross Margin	18.93%	18.88%		5 bps
Operating expenses (GAAP)	$7,054,924	$6,820,175	$234,749	3.4%
Impact of restructuring and transformational project costs (1) (3) (5) (6)	(191,022)	(247,547)	56,525	-22.8
Impact of acquisition-related costs (4) (7)	(51,543)	(58,042)	6,499	-11.2
Impact of excess bad debt expense	(153,499)	—	(153,499)	NM
Impact of goodwill impairment	(68,725)	—	(68,725)	NM

Operating expenses adjusted for Certain Items (Non-GAAP)	$6,590,135	$6,514,586	$75,549	1.2%

Operating income (GAAP)	$1,281,085	$1,609,620	$(328,535)	-20.4%
Impact of restructuring and transformational project costs (1) (3) (5) (6)	191,022	247,547	(56,525)	-22.8
Impact of acquisition-related costs (4) (7)	51,543	58,042	(6,499)	-11.2
Impact of excess bad debt expense	153,499	—	153,499	NM
Impact of goodwill impairment	68,725	—	68,725	NM

Operating income adjusted for Certain Items (Non-GAAP)	$1,745,874	$1,915,209	$(169,335)	-8.8%

(1)	Includes charges related to business transformation projects and other restructuring charges.
(2)	Represents a constant currency adjustment, which eliminates the impact of foreign currency fluctuations on current year results.
(3)	Includes restructuring, severance and facility closure costs in Europe and Canada.
(4)	Fiscal 2020 and fiscal 2019 include $51 million and $57 million, respectively, related to intangible amortization expense from the Brakes Acquisition.
(5)	Includes charges related to facility closures and other restructuring charges.
(6)

Fiscal 2020 and fiscal 2019 include various transformation initiative costs, primarily consisting of changes to our business technology strategy and severance related to restructuring. Fiscal 2019 includes $17 million of accelerated depreciation on software that was replaced and severance charges related to restructuring.

(7)	Fiscal 2019 includes integration costs from the Brakes Acquisition.

NM represents that the percentage change is not meaningful.

Sysco Corporation and its Consolidated Subsidiaries

Non-GAAP Reconciliation (Unaudited)

Free Cash Flow

(In Thousands)

Free cash flow represents net cash provided from operating activities less purchases of plant and equipment and includes proceeds from sales of plant and equipment. Sysco considers free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business after the purchases and sales of buildings, fleet, equipment and technology, which may potentially be used to pay for, among other things, strategic uses of cash including dividend payments, share repurchases and acquisitions. However, free cash flow may not be available for discretionary expenditures, as it may be necessary that we use it to make mandatory debt service or other payments. Free cash flow should not be used as a substitute for the most comparable GAAP measure in assessing the company’s liquidity for the periods presented. An analysis of any non-GAAP financial measure should be used in conjunction with results presented in accordance with GAAP. In the table that follows, free cash flow for each period presented is reconciled to net cash provided by operating activities.

	39-Week Period Ended Mar. 28, 2020	39-Week Period Ended Mar. 30, 2019	39-Week Period Change in Dollars
Net cash provided by operating activities (GAAP)	$1,078,469	$1,365,225	$(286,756)
Additions to plant and equipment	(603,865)	(382,905)	(220,960)
Proceeds from sales of plant and equipment	13,245	16,383	(3,138)

Free Cash Flow (Non-GAAP)	$487,849	$998,703	$(510,854)